Exhibit 99.1


               ArthroCare Repurchases Approximately 169,000 Shares
             of Company's Common Stock During First Quarter of 2003


    SUNNYVALE, Calif.--(BUSINESS WIRE)--April 25, 2003--ArthroCare Corp. (Nasdaq:ARTC), a multi-business medical device company that develops products based on its patented Coblation(R) technology, today announced it repurchased 168,669 shares of the company's common stock at an average price of $11.82 during the first quarter ended March 31, 2003. The company utilized approximately $2 million in cash for the repurchases.
    The first quarter stock buy-backs bring the total number of shares purchased under ArthroCare's current authorization to 1,228,990. The company expects to repurchase approximately 200,000 shares in the current quarter, depending upon market conditions. The remaining balance to purchase under the current authorization is 771,010 shares for a total of 2,000,000 shares.
    ArthroCare's stock repurchase program is intended primarily to offset stock-based employee compensation plans, and the company estimates that stock repurchases at current prices are accretive to ArthroCare's earnings per share.

    About ArthroCare

    ArthroCare Corp. (www.arthrocare.com), headquartered in Sunnyvale, Calif., is a multi-business medical device company that develops, manufactures and markets minimally invasive soft tissue surgical products based on its patented Coblation technology. Coblation uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue, minimizing damage to healthy tissue. ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving surgical procedures and enabling new, minimally invasive procedures. ArthroCare's Coblation-based devices have been used in approximately two million surgical procedures worldwide. The company has developed and marketed Coblation-based products for arthroscopic, spine/neurologic, ear, nose and throat, cosmetic, urologic, gynecologic and laparoscopic/general surgical procedures, and continues research in other areas.

    Safe Harbor Statements

    Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the expectations regarding trends in newly commercialized markets, the company's belief that certain surgical products and procedures will enhance achievement of the company's long-term potential, the sustainability of growth rates in certain markets, the effect of anticipated government regulatory clearances, continued success of product diversification efforts, opportunities to execute strategic initiatives, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to, the fact that the company's operating results will fluctuate, the market price of the company's stock may be highly volatile, the sustainability of the company's growth rate, continued success of market diversification efforts. These and other risks and uncertainties are detailed from time to time in the company's Securities and Exchange Commission filings, including ArthroCare's Form 10-K for the year ended December 31, 2002. Forward-looking statements are indicated by words or phrases such as "anticipates", "estimates", "projects", "believes", "intends", "expects", and similar words and phrases. Actual results may differ materially from management plans.


    CONTACT: ArthroCare Corporation
             Fernando Sanchez, 408-736-0224 (CFO)
              or
             Haberman & Associates
             Amanda Kohls, 612/338-3900 (Media)
             amanda@habermaninc.com